EXHIBIT 2(a)

                          PURCHASE AND SALE AGREEMENT

     This Agreement, when accepted and agreed to in the manner provided below shall constitute the terms and provisions of an agreement under which Maynard Oil Company, a Delaware corporation, with offices at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206, hereinafter referred to as "Seller, agrees to sell and ROC Energy, Inc., a Texas corporation, with offices at 3300 North A Street, Building Two, Suite 218A, Midland, Texas 79705, hereinafter referred to as "Buyer," agrees to purchase all of Seller's right, title and interest in and to certain oil and gas properties owned by Seller and located in Crockett County, Texas, hereinafter sometimes referred to as the "Property."

     1. PROPERTY BEING SOLD. At Closing, as hereinafter defined, Seller shall convey to Buyer the Property identified on Exhibit "A", attached hereto and made a part hereof, including:

     (a) All of Seller's right, title and interest in and to the leasehold estates described in Exhibit "A", such leases being hereinafter called "said leases," represented to be no less than the working and net revenue interests set forth therein;

     (b) All of Seller's right, title and interest in and to all permits, franchises, licenses, servitudes, easements, surface leases and rights-of-way of every character relating to said leases;

     (c) All of Seller's right, title and interest in and to any contracts or agreements including, but not limited to, rights and interest in or derived from unit agreements, gas processing agreements, joint operating agreements, gas contracts, gas gathering agreements, gas balancing agreements, boundary or well line agreements, assignments of operating rights, working interest and subleases affecting said leases.

     (d) All of Seller's right, title and interest in and to producing, non-producing and shut-in oil and gas wells, salt water disposal wells and water wells; and

     (e) All of Seller's right, title and interest in and to all surface and down-hole equipment, fixtures, related inventory and other personal property used in connection with the Property described in paragraphs (a) through (d) above, excluding, however, all automobiles, trucks and communications equipment.

     2. PERFORMANCE DEPOSIT. On or before 4:00 o'clock p.m., local time, March 29, 1996, Buyer shall tender to Seller, by wire transfer, a performance deposit in the amount of One Hundred Thirty Eight Thousand and 00/100 Dollars ($138,000.00). The performance deposit is received solely to assure the performance of Buyer pursuant to the terms and conditions hereof. The performance deposit will be returned to Buyer at Closing upon consummation of the transaction, or at Buyer's election, may be credited to the Purchase Price. No interest shall be paid or credited to the performance deposit. If Buyer fails, refuses, or is unable to close the sale in accordance with the terms herein, Seller, except as otherwise herein specifically provided, may, at its option, retain the performance deposit as agreed liquidated damages and not as a penalty. If Seller, through no fault of Buyer, refuses to close the sale in accordance with the terms herein, the performance deposit shall be returned to Buyer.

     3.   PURCHASE  PRICE.   The  total sum  which Buyer  agrees to  deliver to
Seller for the property is One Million Three Hundred Eighty Thousand and 00/100 ($1,380,000.00).

     4. CLOSING. The closing shall take place on or before May 31, 1996, at 10:00 a.m. local time at Seller's offices in Dallas, Texas, unless the parties mutually agree upon a later date, or, at Buyer's election, such closing may be handled by overnight mail upon confirmation of funds received by Seller. The following shall occur at closing:

     (a)  Purchase  Price.   Buyer  will make  payment  of the  Purchase  Price
pursuant to paragraph numbered 3 above, and adjusted by Sections 2, 9, 10, 12, 16 and 20, if applicable, by wire transfer to an acc"B".

     5. CONVEYANCE EFFECTIVE DATE. The conveyance from Seller to Buyer shall be effective as of March 1, 1996, at 7:00 a.m. local time, herein called the "Effective Date." Buyer shall assume the risk of any change in the condition of the Property from the date of this Agreement to the date of Closing.

     6. FILES AND RECORDS. Prior to Closing, Seller will make available for examination by Buyer such title information and abstract coverage as may be available in Seller's files. Existing abstracts and title opinions will not be brought down to date by Seller. Seller's files will be made available to Buyer for examination at Seller's offices in Dallas, Texas, during normal working hours. Buyer will be permitted, to make copies of pertinent instruments or documents contained in Seller's files. No economic analyses, interpretive geological or geophysical data considered proprietary by Seller shall be copied by Buyer. As soon as practicable after Closing, Seller shall deliver all of the original files to Buyer, at Buyer's expense

     7. LIMITED WARRANTY. Conveyance of the property shall be WITHOUT WARRANTY OF TITLE EITHER EXPRESS OR IMPLIED, EXCEPT BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE with the right of full substitution and subrogation in and to all rights and actions of warranty which Seller has or may have against any and all preceding owners or vendors of the Property.

     8. INDEPENDENT EVALUATION. Buyer has made an independent evaluation of the Property and acknowledges that Seller has made no statements or representation concerning the present or future value of the anticipated income, costs, or profits, if any, to be derived from the Property and that Seller DOES NOT WARRANT TITLE, DESCRIPTION, VALUE, QUALITY, CONDITION, MERCHANTABILITY, OR FITNESS FOR PURPOSE of any of the wells, equipment, or other pr in executing this Agreement it has relied solely upon its independent examination of the premisterm "significant title defect" shall include any defect which results in a loss of title in Seller such that Buyer's net revenue interest in the affected Property is reduced or Seller's right to use the Property as an owner, lessee, licensee, or permittee, as applicable, is extinguished or severely restricted.

     On or before April 19, 1996, Buyer shall give written notice to Seller of interests in the Property which have significant title defects. Buyer shall be deemed to have waived all title defects and any other defect of which Seller has not been given notice by April 19, 1996, unless it is a significant title defect which did not exist on or before that date.

     Interests which have significant title defects shall be excluded from the Property to be conveyed and the Purchase Price shall be reduced by the purchase price indicated for such property on the Property Schedule attached hereto unless: (i) prior to closing, the basis for the significant title defect has been removed, or (ii) Buyer agrees to accept the interest notwithstanding the defect. Loss of any lease acreage between the Effective Date and Closing due to expiration of the lease term will not constitute a significant title defect.

     10. OPERATIONS AND PRODUCTION AFTER EFFECTIVE DATE. Since the Closing will occur subsequent to the Effective Date, Buyer will continue to operate the Property, or cause the Property to be operated, as appropriate for the account of Seller until Closing. Seller shall be responsible for payments of all expenses incurred against operation of the Property prior to the Effective Data. All production from oil and gas wells, and all proceeds from the sale thereof, including proceeds from any imbalance and oil in storage above the pipeline connection, attributable to All production and proceeds attributable to production after the Effective Date shall be the property of Buyer. At Closing, a settlement shall be made between Buyer and Seller of all production proceedand taxes paid by Seller for the time period between the Effective Date and Closing. The net settlement balance shall be deducted from or added to the Purchase Price. Applicable costs and expenses will include, without limitation, royalties, rentals, any and all taxes related to said production, and expenses of the type customarily billed under an operating agreement with overhead on a Fixed Rate Basis not to exceed Four Hundred Forty and 00/100 Dollars ($440.00) per producing well located on said Property. Buyer will reimburse Seller for all workover costs, plugging, abandoning and reabandoning costs and other major costs that Seller incurs after the Effective Date, on an actual cost basis. Seller shall not undertake any single project reasonably estimated to require an expenditure in excess of $15,000.00, without the prior written consent of Buyer; however, Seller may take such steps and incur such expenses as in its opinion are required to deal with an emergency or to safeguard life and property.

     Within one hundred twenty (120) days after the Closing, Seller and Buyer shall make a post-closing settlement to account for all production proceeds received and all operating expenses and taxes paid by Seller after the Effective Date. After the post-closing settlement, additional proceeds received by or expenses paid by either Buyer or Seller on behalf of the other shall be settled by invoicing the other party for expenses paid or remitting to the other party any proceeds received.

     Seller shall comply with all applicable laws, ordinances, rules, and regulations, orders, terms of permits and authorizations, of any governmental body which may have jurisdiction over the Property and shall promptly obtain and maintain all permits and bonds required by public authorities in connection with the Property. As of the Effective Date, Buyer shall assume and agrees to perform all obligations and implied covenants of Seller relating to the Property. Buyer shall assume the risk of any change in the condition of the Property from the Effective Date to the Closing, except to the extent any change of condition is attributable to the negligence or willful misconduct of Seller.

     11. SUSPENDED FUNDS. As soon as practicable after the Closing, Seller shall provide to Buyer a listing showing all net proceeds from production attributable to the royalty and overriding royalty interests which are currently held in suspense because of lack of identity or address of owners, change of ownership or similar reasons, and shall transfer to Buyer all those suspended proceeds. Buyer shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them.

     12. TAXES. Buyer shall be responsible for payment of all taxes relating to its interests in the Property from and after the Effective Date. Seller shall be responsible for payment of all taxes relating to its interest in the Property prior to the Effective Date. Property and ad valorem taxes payable on an annual basis shall be prorated between Seller and Buyer as of the Effective Date. Buyer shall be liable for any sales tax or other transfer tax.

     13.  EXISTING  CONTRACTS.   This  sale will  be  made ch  the  Property is
subject.

     14. NOTICES. All notices and communications required or permitted under this Agreement shall be in writing, deliver to or sent by U. S. Mail or Express Delivery, postage prepaid, or by facsimile transmission, addressed as follows:

     Maynard Oil Company
     Attention Mrs. Cassondra Foster
     8080 North Central Expressway, Suite 660
     Dallas, TX  75206
     Phone:  (214) 891-8461
     Fax:  (214) 891-8827

     Roc Energy, Inc.
     Attention Mr. Richard C. Bott
     3300 North A Street, Building Two, Suite 218A
     Midland, TX  79705
     Phone:  (915) 686-8120
     Fax:  (915)

     15. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer, their respective successors and assigns. All references contained in the Agreement shall be deemed to include Seller and Buyer's respective successors and assigns. No assignment by any party shall relieve any party of any duties or obligations under this Agreement.

     16. PREFERENTIAL RIGHTS TO PURCHASE. Should any of the Property offered be subject to a preferential right to purchase or consent to assign, then the proposed sale of the Property affected thereby will be subject to Seller's obtaining any such waiver or consent. Seller shall not be liable to Buyer by reason of inability or failure to obtain any such waiver or consent; however, in the event of any such waiver or consent, the parties shall reduce the purchase price by the purchase price mutually agreed upon for such property.

     17. INDEMNITY. Buyer shall assume full responsibility for the Property purchased as of the Effective Date and shall defend and indemnify Seller, its employees, officers and agents, against any and all losses, claims, suits, liabilities, and expenses arising out of, in connection with or resulting from Buyer's ownership or operation of the Property purchased, including, but not limited to the plugging and abandonment of all existing wells. Buyer shall comply with all covenants in the instruments in the chain of title of the Property purchased or the instruments to which the Property is subject.

     Seller shall defend and indemnify Buyer, its employees, officers and agents, against any and all losses, claims, suits, liabilities, and expenses arising out of, in connection with or resulting from Seller's ownership or operation of the Property purchased prior to the effective date.

     18. REGULATORY FORMS. At Closing, Seller shall deliver to Buyer signed forms to be filed with appropt as provided herein, Buyer is granted the right to conduct reasonable tests on each of the wells located on the Property for the purpose of confirming their individual producing capacities. Such tests will be performed prior to Closing and in the presence of Seller's agents, representatives or employees, who shall be authorized to terminate or prohibit any test which, in their judgment, could constitute a threat to the continued productivity of the well to be tested. Seller's Engineering Manager, Jerry Keen, Dallas, Texas (214) 891-8457 should be contacted prior to conducting such tests to apprise Buyer the name and telephone number of Seller's agent, representative or employee, who shall be authorized to witness same.

     20. NORM, RCRA AND CERLA Buyer has inspected the Assets for all purposes, including without limitation, for the purpose of detecting the presence or concentration of naturally occurring radium, thorium or other such materials (hereinafter referred to as "NORM") and satisfied itself as to their physical and environmental condition, both surface and subsurface, and that Buyer accepts all of the same in their "AS IS, WHERE IS" condition. Seller disclaims all liability arising in connection with the presence of environmental conditions such as, but not limited to, NORM on the Property, and if any tests have been conducted by Buyer for the presence of such conditions, Buyer disclaims any warranty respecting the accuracy of such tests for such presence on the Property or the results of those tests and disclaims any liability in connection with the tests or results. Buyer certifies and acknowledges that it has all the necessary licenses under applicable state and federal law to accept assignment of the Property.

     Subject to the other provisions of this section, at Closing Buyer shall assume and be responsible for and comply with all duties and obligations of Seller, express or implied arising on or after the Effective Date with respect to the properties, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority specifically including, without limitation, any governmental request or requirement to plug, re-plug and/or abandon any well of whatsoever type, status or classification or take any clean-up or other action with respect to the Property or premises, including hazardous waste cleanup costs under the Resource and Recovery Act
("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act ("CERLA"), or similar laws, rules or regulations and defend, indemnify and hold Seller harmless from any and all claims arising out of or in connection therewith.

     If Buyer discovers a material environmental condition which would adversely affect the value of the Property by $25,000.00 or more per defect net to Seller's interest in the affected property and Seller is not in compliance with environmental laws, rules and regulations with respect to such property ("Environmental Defect") Buyer shall give Seller written notice thereof not later than ten (10) business days prior to Closing together with the basis for such assertion and data in support thereof, and shall furnish Seller with any proposed reduction in the Sales Price attributable to each such matter. Seller may remove the defective property from the sale, attempt to cure the defect at Seller's sole cost and expense within one hundred twenty (120) days after the notice, agree to a mutually acceptable purchase price reduction or terminate this Agreement without liability to Buyer except for return of the Performance Deposit. If Seller is unable to cure the defect, the allocated value shall be refunded to Buyer and the defective property reassigned to Seller effective as of the Effective Date.

     21. COMPLETE AGREEMENT; SAVINGS CLAUSE. When executed by Seller and Buyer, this Agreement shall constitute the complete agreement between the parties regarding the purchase and sale of the Property. Where applicable, the terms of this Agreement shall survive the Closing.

     22.  GOVERNING LAW AND VENUE.

     This Agreement and all of its terms and provisions shall be governed by the laws of the State of Texas.

     The parties agree that venue for any dispute between l court costs and reasonable attorneys' fees incurred.

     23.  FURTHER ASSURANCES.

     Seller agrees that, at any time and from time to time after the date hereof, it will, upon request of buyer, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further documents or instruments as may be required in connection with the assignment and conveyance of the Property to Buyer; and Seller shall perform and take such actions as may be necessary or appropriate in connection with the performance by Seller of the transactions contemplated by this Agreement.

     24.  MISCELLANEOUS PROVISIONS.

     (a) Captions have been inserted for reference purposes only and shall not define or limit the terms of this Agreement;

     (b) If any provision of this Agreement is held invalid, such invalidity shall not affect the remaining provisions;

     (c) This Agreement cannot be modified or amended except by a written instrument duly executed by Seller and Buyer; and

     (d) Neither Seller nor Buyer, without the prior written consent of the other party shall assign any right or obligations under this Agreement prior to the Closing, or attempt to delegate any duty to be performed under this Agreement. Consent to assign shall not be unreasonably withheld by either party.

     TIME IS OF THE ESSENCE HEREOF. If the foregoing sets forth your understanding of our agreement, please so indicate by dating, signing and returning one copy hereof on or before March 18, 1996. Failure to do so shall result in cancellation of this agreement at Seller's option.

     EXECUTED this 6th day of March, 1996.

                                   MAYNARD OIL COMPANY


                                   By:  /s/ L. B. Carruth
                                        ------------------------------
                                        L. B. Carruth
                                        Vice President


                                   ROC ENERGY, INC.


                                   By:  /s/ Richard C. Bott
                                        ------------------------------
                                        Richard C. Bott



                                  EXHIBIT "A"

     Attached  to and  made a  part of  Purchase and Sale  Agreement dated
     March 6, 1996, by and between Maynard Oil Company, Seller, and Roc Energy, Inc., Buyer

                                   PN 611007
                                   FOSTER A-1
                           EXPENSE INTEREST 0.0000000
                           REVENUE INTEREST 0.0136719

                                   PN 611008
                                  FOSTER NO. 1
                           EXPENSE INTEREST 0.0000000
                           REVENUE INTEREST 0.0136719

     Mineral Deed dated September 30, 1992, by and between Chevron U.S.A. Inc., Grantor and Chevron PBC, Inc., as Grantee, recorded in Volume 483, Page 286 of the Official Public Records of Crockett County, Texas, covering all of Section 33, LESS AND EXCEPT, a tract BEGINNING at a point on the northwest boundary of said Section 33 which is 1,320' Southwest of the Northwest (correctly called the Northeast corner in that certain Assignment and Bill of Sale dated July 25, 1990, between Chevron USA Inc. and Tom Schneider recorded in Volume 455, page 332 of the Official Public Records of Crockett County, Texas) corner of said
Section 33; THENCE Southwesterly along the Northwest boundary of Section 33 1,320'; THENCE Southeasterly and parallel with the Northeast boundary of
Section 33, 2,640' to a point on the Southeast boundary of Section 33; THENCE Northeasterly along the Southeast boundary of Section 33, 1,320'; THENCE Northwesterly 2,640' to the POINT OF BEGINNING, containing 560.00 acres, more or less, all in Block 31, H&TC RR Company Survey, Crockett County, Texas. (MOC LF-05731-AA & AA-01)

     Subject to Mineral Deed dated September 21, 1965, by and between Limpia Royalties, Grantor, to Kewanee Oil Company, Grantee, recorded in Volume 221, page 595 of the Official Public Records of Crockett County, Texas.

                                   PN 611002
                                TIPPETT J H "E"
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.8750000

     Oil and Gas Lease dated May 26, 1944, by and between J. H. Tippett, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 81, Page 57 of the Official Public Records of Crockett County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the Northeasterly 1/2 of Section 36, Block 31, Abstract 5209, Certificate 38/4264, H&TC RR Company Survey, being that half of said section not fronting on the Pecos River, and being bounded on the south by a line drawn parallel to the northeasterly line of said section and containing
332.6 acres, more or less, Crockett County, Texas. (MOC LF-05734-00)

     Subject to Water Disposal Agreement between Pennzoil Petroleum Company and Memorial Exploration Company dated August 26, 1993; Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil Company dated August 6, 1962 and Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil Company dated January 11, 1971.

                                   PN 611003
                             TIPPETT J H "E" NCT B
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.8750000

     Oil and Gas Lease dated May 26, 1944, by and between J. H. Tippett, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 81, Page 57, of the Official Public Records of Crockett County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the Southwesterly 1/2 of Section 38, Block 31, Abstract 5210, Certificate 38/4265, H&TC RR Company Survey, being that part of said section fronting on the Pecos River and being bounded on the north by a line drawn parallel to the northeasterly line of said Section, and containing 327.8 acres, more or less, Crockett County, Texas. (MOC LF-05734-00)

     Subject to Water Disposal Agreement between Pennzoil Petroleum Company and Memorial Exploration Company dated August 26, 1993; Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil Company dated August 6, 1962 and Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil Company dated January 11, 1971.

                                   PN 611004
                             TIPPETT J H "E" NCT C
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.8750000

     Oil and Gas Lease dated May 26, 1944, by and between J. H. Tippett, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 81, Page 57, of the Official Public Records of Crockett County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the Southwesterly 1/2 of Section 34, Block 31, H&TC RR Company Survey, Abstract 5205, Certificate 38/4263, being that part of said section fronting on the Pecos River and being bounded on the north by a line parallel to the northeasterly line of said section and containing 329.0 acre, more or less, Crockett County, Texas. (MOC LF-05734-00)

     Subject to Water Disposal Agreement between Pennzoil Petroleum Company and Memorial Exploration Company dated August 26, 1993; Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil

Company dated August 6, 1962; and Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil Company dated January 11, 1971.

                                   PN 611005
                             TIPPETT J H "G" (SWD)
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.8750000

     Oil and Gas Lease dated May 26, 1944, by and between J. H. Tippett, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 81, page 66 of the Official Public Records of Crockett County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the Northeasterly 1/2 of Section 40, Block 31, H&TC RR Company Survey, Certificate 38/4266, Abstract 5208, and being the half of said
Section 40 not fronting on the Pecos River and being bounded on the south by a line drawn parallel to the northeasterly line of said Section 40, and containing 325.7 acres, more or less, Crockett County, Texas. (MOC LF-05730-00)

     Subject to Right-of-Way Agreement dated September 28, 1966, from Velma Amacker and Robert P. Amacker to Gulf Oil Corporation, recorded in Volume 230, page 55 of the Official Public Records of Crockett County, Texas, and Salt Water Disposal Agreement dated June 29, 1967, from Velma Amacker and Robert P. Amacker to Gulf Oil Corporation, recorded in Volume 234, page 195 of the Conveyance Records of Crockett County, Texas.

                                   PN 611006
                             TIPPETT J H "G" NCT B
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.8750000

     Oil and Gas Lease dated May 26, 1944, by and between J. H. Tippett, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 81, page 66 of the Official Public Records of Crockett County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the Southwesterly 1/2 of Section 42, Block 31, H&TC RR Company Survey, Certificate 38/4267, Abstract 5207, and being that part of said
Section 42 fronting on the Pecos River and being bounded on the north by a line drawn parallel to the northeasterly line of said Section 42, and containing
332.6 acres, more or less, Crockett County, Texas. (MOC LF-05730-00)

     Subject to Right-of-Way Agreement dated September 28, 1966, from Velma Amacker and Robert P. Amacker to Gulf Oil Corporation, recorded in Volume 230, page 55 of the Official Public Records of Crockett County, Texas, and Salt Water Disposal Agreement dated June 29, 1967, from Velma Amacker and Robert P. Amacker to Gulf Oil Corporation, recorded in Volume 234, page 195 of the Conveyance Records of Crockett County, Texas.

                        TIPPETT J H (UNDEVELOPED ACRES)
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.8750000

     Oil and Gas Lease dated May 26, 1944, by and between J. H. Tippett, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 81, page 66 of the Official Public Records of Crockett County, Texas, and amended by instrument dated November 14, 1945, recorded in Volume 85, page 218 of the Records of Crockett County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the Northeasterly 1/2 of Section 44, Block 31, H&TC RR Company Survey, Certificate 38/4268, Abstract 4983, and being that half of said Section 44 not fronting on the Pecos River, and being bounded on the south by a line drawn parallel to the northeasterly line of said Section 44, containing 324.1 acres, more or less; the Southwesterly 1/2 of Section 46, Block 31, H&TC RR Company Survey, Certificate 38/4269, Abstract 4986, being that part of said Section 46 fronting on the Pecos River and being bounded on the north by a line drawn parallel to the northeasterly line of Section 46, containing 323.5 acres, more or less; Being the Northeast 1/4 of Section 2, Block B, GC&SF RR Company Survey, and containing 160.465 acres, more or less; and Section 8, Block PP, T&C R Company Survey, beginning at the southeast corner of Section 8, Thence
North along the east line of said Section 1,595 varas to the point for the northeast corner of this tract; Thence West 486 varas to a point in the west line of said section; Thence South along the West line 627 varas to an Ell corner of said Section; Thence West along with most southerly north line of said Section 143 varas to its most westerly northwest corner; thence South along the West line of said Section 968 varas to its Southwest corner; Thence East along the south line of said section 629 varas to the Place of Beginning, and containing 161.86 acres, more or less, Crockett County, Texas (MOC LF-05730-00)

     Subject to Right-of-Way Agreement dated September 28, 1966, from Velma Amacker and Robert P. Amacker to Gulf Oil Corporation, recorded in Volume 230, page 55 of the Official Public Records of Crockett County, Texas, and Salt Water Disposal Agreement dated June 29, 1967, from Velma Amacker and Robert P. Amacker to Gulf Oil Corporation, recorded in Volume 234, page 195 of the Conveyance Records of Crockett County, Texas.

          Oil and Gas Lease dated May 26, 1944, by and between J. H. Tippett, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 81, Page 57, of the Official Public Records of Crockett County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers the Northeasterly 1/2 of Section 32, Block 31, H&TC RR Company Survey, Abstract 5206, Certificate 38/4262, and being that 1/2 of said section not fronting on the Pecos River and being bounded on the south by a line drawn parallel to the northeasterly line of said section, containing
302.2 acres, more or less, Crockett County, Texas (MOC LF-05734-00)

     Subject to Water Disposal Agreement between Pennzoil Petroleum Company and Memorial Exploration Company dated August 26, 1993; Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil Company dated August 6, 1962; and Waiver of Surface Rights from Gulf Oil Corporation to Shell Oil Company dated January 11, 1971.

                                   PN 611001
                             STATE SCHOOL BOARD MF
                           EXPENSE INTEREST 1.0000000
                           REVENUE INTEREST 0.8333333

     Oil and Gas Lease dated April 4, 1967, by and between the Commissioner of the General Land Office, bearing serial number M-60644, as Lessor, and Gulf Oil Corporation, as Lessee, recorded in Volume 232, page 221 of the Official Public Records of Crockett County, Texas, and in Volume 352, page 472 of the Official Public Records of Pecos County, Texas, and amended by instrument dated February 13, 1987, recorded in Volume 526, page 616 of the Official Public Records of Crockett County, Texas, and being State Tract 7, Pecos River, Block 31, H&TC Railroad Company Survey, containing 80.00 acres, more or less, bounded on the West by a northerly extension of the East line of Section 13, Block 12, H&GN Railroad Co. Survey, Pecos County, Texas, and bounded on the East by a southwesterly extension of the southeast line of Section 36, Crockett County, Texas. (MOC LF-05733-00)

     Subject to Right-of-Way Agreement dated July 10, 1986, between Velma Amacker and Robert P. Amacker and Gulf Oil Corporation, recorded in Volume 240, page 297, Official Public Records of Crockett County, Texas and Right-of-Way Agreement dated May 29, 1987, between Robert Kent Amacker, et al and Chevron USA Inc., recorded in Volume 422, page 447 of the Official Public Records of Crockett County, Texas.


                                  EXHIBIT "B"

     Attached to and made a part of Purchase and Sale Agreement dated March 6, 1996, by and between Maynard Oil Company, Seller, and Roc Energy, Inc., Buyer

                          ASSIGNMENT AND BILL OF SALE
                            FROM MAYNARD OIL COMPANY
                              TO ROC ENERGY, INC.


THE STATE OF TEXAS  )
                    )       KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF CROCKETT  )


          THAT, the undersigned, MAYNARD OIL COMPANY, a Delaware corporation, with offices at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206 (hereinafter called "Assignor"), for and in consideration of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by ROC ENERGY, INC., a Texas corporation, with offices at 3300 North A Street, Building Two, Suite 218A, Midland, Texas 79705 (hereinafter called "Assignee"), does hereby TRANSFER, ASSIGN and CONVEY unto Assignee, WITHOUT WARRANTY OF TITLE EITHER EXPRESS OR IMPLIED, EXCEPT BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE, with the right of full substitution and subrogation in and to all rights and actions of warranty which Assignor has or may have against any and all preceding owners of the said leases, subject to the terms and conditions contained herein, the following:

     (a) All of Assignor's right, title and interest in and to the leasehold estates described in Exhibit "A", such leases being hereinafter called "said leases," represented to be no less than the working and net revenue interests set forth therein, subject to all burdens, encumbrances, contracts and agreements, which are of record and/or listed in Exhibit "A" affecting said leases to the extent that same are in force and effect;

     (b) all of Assignor's right, title and interest in and to all permits, franchises, licenses, servitudes, easements, surface leases and rights-of-way of every character relating to said lease;

     (c) all of Assignor's right, title and interest in and to any contracts or agreements including, but not limited to, rights and interest in or derived from unit agreements, gas processing agreements, joint operating agreements, gas contracts, gas gathering agreements, gas balancing agreements, boundary or well line agreements, assignments of operating rights, working interest and subleases affecting said leases.

     For the same consideration, Assignor does hereby BARGAIN, SELL and DELIVER unto Assignee all of its right, title and interest in and to the wells located on said leases described in said Exhibit "A"; and Assignor does hereby further BARGAIN, SELL and DELIVER unto Assignee all of its right, title and interest in and to all personal property and well equipment located in, on and used in connection with the said leases, such well, personal property and the well equipment being hereinafter collectively called "said wells". ASSIGNOR
EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, and (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. ASSIGNEE EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN
SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCIAL CODE.

          This Assignment and Bill of Sale is executed and delivered as part of the consummation of the transaction contemplated by that certain Purchase and Sale Agreement between Assignor, as Seller, and Assignee, as Buyer, dated March 6, 1996 (hereinafter referred to as "Sale Agreement"). The warranties, representations, indemnities and covenants contained in the Sale Agreement shall survive the delivery of this Assignment in accordance with the provisions of the Sale Agreement and the delivery of this Assigenants made in the Sale Agreement and the terms and conditions set forth therein; provided, however, any third parties transacting with Assignee with respect to any of the Interests may rely on this Assignment as vesting Assignee with all of Assignor's right, title and interest in the said leases and wells.

     This Assignment and Bill of Sale shall extend to, be binding upon and inure to the benefit of Assignor and Assignee, their respective successors and assigns and shall be deemed covenants running with the herein described lands and leasehold estates.

     Assignee expressly assumes, as of the Effective Date, all of Assignor's obligations relating to the said leases, including, but not limited to, the obligation of plugging and abandoning any well on the said leases, at Assignee's sole cost, risk and expense.

          This assignment shall be effective, for all purposes as of 7:00 o'clock a.m. March 1, 1996.

          EXECUTED by Assignor and Assignee in Duplicate Originals on this ____ day of _______________, 1996, but to be effective as stated above.


                                   MAYNARD OIL COMPANY


                                   By:  ___________________________
                                        L. B. Carruth
                                        Vice President


                                   ROC ENERGY, INC.


                                   By:  ___________________________
                                        Richard C. Bott
                                        President

THE STATE OF TEXAS   )
                     )
COUNTY OF DALLAS     )


       This instrument was acknowledged before me on __________, 1996, by Richard C. Bott, President of Roc Energy, Inc., a Texas corporation, on behalf of said corporation.